Exhibit 10.48

HOLLY ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT
This Performance Unit Agreement (the “Agreement”) is made and entered into by and between Holly Logistic Services, L.L.C., a Delaware limited liability company (the “Company”), and you. This Agreement is entered into as of the ___ day of _________, 2022 (the “Date of Grant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the Holly Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”) to attract, retain and motivate employees, executives, directors and consultants;
WHEREAS, the Company believes that a grant to you of performance units of Holly Energy Partners, L.P. (the “Partnership”) as part of your compensation for employment services provided to the Company, the Partnership or any of their subsidiaries is consistent with the stated purposes for which the Plan was adopted; and
WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein or on Appendix A attached hereto shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the employment rendered by you, it is agreed by and between the Company and you, as follows:
1.The Grant. The Company hereby grants to you as of the Date of Grant an Award of ______ performance units (the “Performance Units”), subject to the terms and conditions set forth in this Agreement. Depending on the performance of the Partnership, you may earn from 0% to 200% of the Performance Units, based on the terms set forth in Section 3.
2.Distribution Equivalent Rights. As long as you hold the Performance Units granted pursuant to this Agreement, you will be entitled to receive distribution equivalent rights (“DERs”) in accordance with this Section 2. In the event the Partnership makes a distribution in respect of outstanding Units and, on the record date for such distribution, you hold Performance Units that have not yet become earned and payable under this Agreement, the Company shall pay you an amount in cash equal to the distribution amounts you would have received if you were the holder of record, as of such record date, of a number of Units equal to the number of such Performance Units set forth in Section 1 that have not become earned and payable as of such record date, such payment to be made on or promptly following the date that the Partnership makes such distribution (however, in no event shall the DERs be paid later than 30 days following the date on which the Partnership makes such distribution to unitholders generally). Notwithstanding this Section 2, the Performance Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Units, including the right to vote, prior to the date Units are delivered to you in settlement of the Performance Units pursuant to Section 5.
3.Terms of Award. The Performance Units represent an Award for the “Performance Period” which begins on October 1 of the calendar year of the Date of Grant (“Year One”) and ends on September 30 of the third calendar year following Year One (“Year Three”). If you are employed by the Partnership and the Company on December 1 of Year Three, you will be entitled to a payment of Units in the amount determined under this Section 3

US 9315168v.3

and/or Section 4, as applicable, and payable at the time indicated in Section 4 and/or Section 5, as applicable. The period of time beginning on the Date of Grant and ending on December 1 of Year Three is referred to as the “Service Period.”
(a)    Performance Measure. The number of Performance Units earned for the Performance Period is determined by calculating the Partnership’s performance on the two measures listed below over the Performance Period. The two performance measures are EBITDA and Total Unitholder Return. Notwithstanding anything to the contrary in this Agreement, the Committee may make adjustments to the definitions of the performance measures or to the performance targets established with respect to the Award in its sole discretion as it determines to be appropriate or advisable to avoid rewarding or penalizing you for unexpected events that occur following the Date of Grant that were not taken into consideration in establishing the metrics and targets.
(b)    Units Payable. The number of Units payable is equal to the result of multiplying the total number of Performance Units set forth in Section 1 by the Performance Unit Payout Percentage. The number of Units payable will be rounded down to the nearest Unit. No fractional Units will be issued pursuant to this Agreement. In its sole discretion, the Committee may make a payment to you assuming a Performance Percentage of up to 200% of the Performance Units instead of the Performance Unit Payout Percentage as determined pursuant to this Section 3(b).
4.Early Termination. In the event of your termination of employment with the Partnership and the Company prior to December 1 of Year Three on account of an event described in this Section 4, the number of Performance Units with respect to which payment at the end of the Performance Period is based shall be determined as follows:
(a)    Termination Generally. Subject to subsections (b), (c) and (d) below, if your employment relationship with the Company, the Partnership or any of their subsidiaries is terminated for any reason (including if you voluntarily separate from employment (other than due to your Retirement) or are terminated by action of the Company, the Partnership or any of their subsidiaries (including termination for Cause but other than a Special Involuntary Termination)) such that, as a result of such termination you are no longer employed by the Company, the Partnership or any of their subsidiaries, then all Performance Units hereunder will be forfeited immediately following your termination of employment.
(b)    Death, Disability or Retirement. In the event of your termination of employment prior to December 1 of Year Three due to your (i) death, (ii) total and permanent disability as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion, or (iii) Retirement, then you (or your beneficiary, if applicable) shall forfeit immediately following your termination of employment a number of the Performance Units equal to the number of Performance Units specified in Section 1 hereof times the percentage that (A) the number of days beginning on the day on which the date of Retirement occurs and ending on the last day of the Service Period, (B) bears to the total number of days in the Service Period. In the event of such forfeiture, the number of Units payable hereunder shall be equal to the result of multiplying the number of remaining Performance Share Units by the target Performance Unit Payout Percentage and such Units shall become vested immediately following your termination of employment. In its sole discretion, the Committee may make a payment to you assuming a Performance Percentage of up to 200% of the Performance Units instead of the pro-rata number of Performance Units as determined pursuant to this Section 4(b).
(c)    Special Involuntary Termination. In the event of a Special Involuntary Termination before December 1 of Year Three, the Performance Units will become vested and nonforfeitable immediately following such Special Involuntary Termination assuming a Performance Unit Payout Percentage of one hundred percent (100%) instead of the Performance Unit Payout Percentage that would otherwise be determined at the end of the Performance Period in accordance with Section 3. Payment pursuant to this Section 4(c) is in lieu of payment pursuant to Section 4(b) and if you receive payment pursuant to this Section 4(c) you will not be entitled to any payment pursuant to Section 4(b).
(d)    Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 4 and any written employment, change in control, or similar agreement entered into by and between you and the Company, the Partnership or any of their subsidiaries, the terms of the employment, change in control or similar agreement shall control.
(e)    Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, the Partnership, or any of their subsidiaries, provided that rights to the Performance Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
(f)     Payment of Performance Units.
(i)The number of Units payable hereunder shall be payable by March 15th of the year following the date upon which such Performance Units become vested in accordance with the Agreement; provided, however, if any Performance Unit is or becomes subject to Section 409A of the Code, settlement of such Performance Unit shall be on or before December 31st, or (if later) 90 days, following the date upon which such Performance Unit becomes vested. The Performance Units shall vest in the amount determined in accordance with Section 3, as adjusted by Section 4, if applicable. Such payment will be subject to withholding for taxes and other applicable payroll adjustments. The Committee’s determination of the amount payable shall be binding upon you and your beneficiary or estate. The number of Units payable will be rounded down to the nearest Unit. No fractional Units will be issued pursuant to this Agreement.
(ii)If you are a “specified employee” within the meaning of Treasury Regulation § 1.409A-1(i) as of the date of your “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)), then you will not be entitled to receive Units in settlement of Performance Units until the earlier of (i) the date which is six (6) months after your “separation from service” for any reason other than death, or (ii) the date of your death. The provisions of this Section 5(b) shall only apply if and to the extent required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A of the Code.
5.Payment of Taxes. The Company may require you to pay to the Company (or the Partnership or an Affiliate of the Company if you are an employee of the Partnership or an Affiliate of the Company), an amount the Company deems necessary to satisfy its (or its Affiliate’s) current or future withholding with respect to federal, state or local income or other taxes that you incur as a result of the Award. With respect to any tax withholding (and to the extent permissible pursuant to Rule 16b-3 under the Exchange Act, if applicable), you may (a) direct the Company to withhold from the Units to be issued to you under this Agreement the number of Units necessary to satisfy the Company’s withholding of such taxes, which determination will be based on the Units’ Fair Market Value at the time such determination is made; (b) deliver to the Company Units sufficient to satisfy the Company’s tax withholding, based on the Units’ Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy its tax withholding. If you desire to elect to use the Unit withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes and the maximum number of Units that may be so withheld or surrendered shall be a number of Units that have an aggregate Fair Market Value on the date of withholding or repurchase of up to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to the Award. The Committee, in its discretion, may deny your request to satisfy its tax withholding using a method described under subparagraph (a) or (b). In the event the Company determines that the aggregate Fair Market Value of the Units withheld as payment of any tax withholding is insufficient to discharge that tax withholding, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request. In the event that you fail to make arrangements that are acceptable to the Committee for providing to the Company, at the time or times required, the amounts of federal, state and local taxes required to be withheld with respect to the Performance Units granted to you under this Agreement, the Company shall have the right to purchase and/or to sell to one or more third parties in either market or private transactions sufficient Units otherwise paid or payable pursuant to this Award to provide the funds needed for the Company to make the required tax payment or payments.
6.Adjustment of Performance Units. The number of Performance Units granted to you pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued. In the event that the outstanding Units of the Partnership are exchanged for a different number or kind of units or other securities, or if additional, new or different units are distributed with respect to the Units through merger, consolidation, or sale of all or substantially all of the assets of the Partnership, each remaining unit subject to this Agreement shall have substituted for it a like number and kind of units or shares of new or replacement securities as determined in the sole discretion of the Committee, subject to the terms and provisions of the Plan.
7.Compliance with Securities and Other Applicable Laws. Notwithstanding any provision of this Agreement to the contrary, the issuance of Units (including Performance Units) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Units may then be listed. No Units will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Units may then be listed. In addition, Units will not be issued hereunder unless (a) a registration statement under the Securities Act, is at the time of issuance in effect with respect to the Units issued or (b) in the opinion of legal counsel to the Company, the Units issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Units subject to the Award will relieve the Company of any liability in respect of the failure to issue such Units as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Units available for issuance.

8.Legends. The Company may at any time place legends referencing any restrictions imposed on the Units pursuant to Section 8 of this Agreement on all certificates representing Units issued with respect to this Award.
9.Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
10.Remedies. The Company shall be entitled to recover from you reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise to the extent allowed by applicable law.
11.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Performance Units or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, will, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. In addition, the Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a general release of all claims in favor of the Company, the Partnership, any Affiliate and the foregoing entities’ respective predecessors, successors, employees, officers, directors, managers, members, stockholders or board members of the foregoing in such form as the Company may determine (the “Release”). If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by you, then you shall not be entitled to settlement of any portion of the Award.  As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to you (which shall occur no later than seven (7) days after your termination of employment) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), and you are age 40 or over as of your termination date, the date that is forty-five (45) days following such delivery date. The parties may agree in writing to extend the consideration timelines stated in this paragraph. In the event the period you are given to review, execute and revoke a release provided pursuant to this Section 12 spans two calendar years, any payment to you pursuant to this Agreement will be made in the second calendar year.
12.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
13.Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and this Agreement shall be final and binding upon you and the Company. All determinations with respect to the achievement of the applicable performance goals, including the calculation of and any adjustment to the applicable performance metrics, will be made by the Committee in its discretion which determination will be final and binding. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
14.Right of the Company, Partnership and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company, the Partnership or any of their subsidiaries, or interfere in any way with the rights of the Company, the Partnership or any of their subsidiaries to terminate your employment or service relationship at any time subject to applicable law and the terms of any applicable employment agreement.
15.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law. The obligation of the Company to sell and deliver Units hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Units.
16.Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Dallas, Texas and the United States District Court for the Northern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Performance Units or this Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.
17.Amendments. This Agreement may be amended by the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
18.No Liability for Good Faith Determinations. The General Partner, the Partnership, the Company, DINO and the members of the Committee, the Board and the DINO Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.
19.No Guarantee of Interests. None of the Board, the DINO Board, the General Partner, the Partnership, DINO nor the Company guarantee the Units from loss or depreciation.
20.Nontransferability of Agreement. This Agreement and all rights under this Agreement shall not be transferable by you during your life other than by will or pursuant to applicable laws of descent and distribution. Any of your rights and privileges in connection herewith shall not be transferred, assigned, pledged or hypothecated by you or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void. Notwithstanding the foregoing, all or some of the Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.
21.Company Records. Records of the Company, the Partnership or of their subsidiaries regarding your period of employment, termination of employment and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
22.Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or, if earlier, the date it is sent via certified United States mail.
23.Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

24.Certain Covenants.
(a)    Protection of Confidential Information. Following the Date of Grant, you will have access to, and the Company or one of its subsidiaries will provide you with, confidential, proprietary and/or trade secret information of the Company and the Partnership, relating to, among other things, (i) programs, strategies, information or materials related to the business, services, manner of operation and activities of the Company and the Partnership, (ii) customers or prospects of the Company and the Partnership, (iii) computer hardware or software used in the course of the Company and Partnership business, and (iv) marketing strategies or other activities of the Company and Partnership from or on behalf of any of its clients, (hereinafter collectively referred to as “Confidential Information”); provided, however, that, for purposes of this Agreement, the term Confidential Information shall not include any information that is or becomes known generally to the public or accessible to a third party on an unrestricted basis in each case other than as a result of a breach by you of your obligations with respect to confidentiality. “Confidential Information” also includes information that is competitively valuable to the Company, the Partnership or any of their subsidiaries by virtue of it not being publicly known. You recognize that such Confidential Information has been developed by the Company and Partnership at great expense; is a valuable, special and unique asset of the Company and Partnership which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company and Partnership; is and shall remain the exclusive property of the Company and Partnership; and, is not to be transmitted to any other person, entity or thing. Accordingly, as a material inducement to the Company to enter into this Agreement with you and in partial consideration for the granting of the Award, you hereby:
(i)    warrant and represent that you have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out your duties and responsibilities of employment with the Company and Partnership;
(ii)    agree not to so disclose, copy, disseminate, share or transmit any Confidential Information in the future unless necessary for the performance of, and in the proper course of your performance for, your duties on behalf of the Company, the Partnership and their Affiliates;
(iii)    agree not to make use of any Confidential Information for your own purposes or for the benefit of any person, firm, corporation or other entity, except that, in the course of carrying out the duties and responsibilities of your employment, you may use Confidential Information for the benefit of any Affiliate of the Company or Partnership; and
(iv)    warrant and represent that all Confidential Information in your possession, custody or control that is or was a property of the Company, the Partnership or any of their Affiliates has been or shall be returned to the Company or Partnership by or on the date of the your termination.
Your covenants in this Section 24(a) are in addition to, and do not supersede, your obligations under any confidentiality, invention or trade secret agreements executed by you, or any laws with respect to Confidential Information.
(b)Non-Competition Covenant (Applicable to Pay Grades E1 and Above). The terms of this Section 24(b) shall only apply to the extent you are categorized as having a pay grade of E1 or higher (or such other pay grade as deemed by the Company to be its equivalent) as determined by and reflected on the payroll records of the Company:

(i)You acknowledge and agree that the Company’s grant of the Award further aligns your interests with the long-term interests of the Company, the Partnership and their Affiliates. As a condition of your receipt of Confidential Information following your entry into this Agreement, and as an express incentive for the Company to enter into this Agreement and grant the Award, you have voluntarily agreed to the covenants set forth in this Section 24, subject to the provisions of 24(b)(v) below. You agree and acknowledge that the limitations and restrictions set forth herein are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the goodwill, Confidential Information (including trade secrets) and legitimate business interests of the Company, the Partnership and their Affiliates.
(ii)You agree that during the term of your employment with the Company, the Partnership or any of their Affiliates and for a period of one year following the date on which you are no longer employed by the Company, the Partnership or any of their Affiliates (the “Prohibited Period”), you will not, without the prior written approval of the Board, directly or indirectly, for your benefit or for the benefit of others, engage in or participate within the Market Area in competition with the Company, the Partnership or any of their Affiliates in any aspect of the Business, which prohibition shall prevent you from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with the Company, the Partnership or any of their Affiliates in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with the Company, the Partnership or any of their Affiliates in any capacity (with respect to this clause (B)) in which your duties or responsibilities involve direct or indirect responsibilities with respect to any aspect of the Business.
(iii)You agree that during the Prohibited Period, you will not, without the prior written approval of the Board, directly or indirectly, for your benefit or for the benefit of others, appropriate any Business Opportunity of, or relating to, the Company, the Partnership or any of their Affiliates located in the Market Area.
(iv)You agree that during the Prohibited Period, you will not, without the prior written approval of the Board, directly or indirectly, for your benefit or for the benefit of others, solicit, canvass, approach, encourage, entice or induce any customer or supplier of the Company, the Partnership or any of their Affiliates with whom or which you had contact or for whom or which you had direct or indirect responsibility on behalf of the Company, the Partnership or any of their Affiliates or about whom or which you have obtained Confidential Information in the course of your employment with the Company, the Partnership or any of their Affiliates to cease or lessen such customer’s or supplier’s business with the Company, Partnership or any of their Affiliates.
(v)    Notwithstanding the foregoing, the above-referenced limitations in Sections 24(b)(ii), 24(b)(iii) and 24(b)(iv), such limitations shall not apply following the date that you are no longer employed by the Company, the Partnership or any of their Affiliates in those portions of the Market Area located within the State of Oklahoma. Instead, you agree that during the portion of the Prohibited Period that follows the date you are no longer employed by the Company, the Partnership or any of their Affiliates, the restrictions on your activities within those portions of the Market Area located within the State of Oklahoma (in addition to those restrictions set forth in Section 24(a) and Section 24(c) below) shall be as follows: during such portion of the Prohibited Period, you will not directly or indirectly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company, the Partnership or any of their Affiliates.

(c)Non-Solicitation. You agree that during the Prohibited Period, you will not, without the prior written approval of the Board, directly or indirectly, for your benefit or for the benefit of others, solicit any employee or service provider of the Company, the Partnership or their Affiliates to terminate or lessen his or her employment or his, her or its service relationship with the Company, the Partnership or their Affiliates; provided, however, that (y) after the termination of your employment for any reason, such employees and service providers shall only include such employees and service providers that you directly worked with in the twelve months preceding the date of termination of your employment, and (z) it will not constitute a violation of this Section 24(c) if an employee or service provider of the Company, the Partnership or their Affiliates accepts employment or a service relationship with a Person not affiliated with the Company, the Partnership or their Affiliates (i) pursuant to a general solicitation advertising the position that was not targeted at such employee or service provider, (ii) as a result of communications initiated by the employee or service provider (and not in response to any solicitation by you) or (iii) where the employment or service relationship with the Company, the Partnership or their Affiliates with respect to such person was terminated more than six months prior to any action by you that would otherwise be a violation of this Section 24(c).
(d)    Non-Disparagement.    Subject to Section 24(f), you agree that you will not at any time, whether during of the term of your employment or thereafter, make any statement, oral or written, that is (i) a disparaging or negative comment concerning the Company, the Partnership or any of their Affiliates, or any of their respective directors, officers, managers, employees, equityholders, members or partners (collectively, the “Company Parties”), or (ii) otherwise detrimental to the reputation or goodwill of the Company or any other Company Party, and you shall refrain from directing or encouraging anyone else to make such disparaging, negative, or detrimental comment, unless required by law.
(e)    Extent of Restrictions and Your Acknowledgment. You acknowledge that the restrictions contained in this Section 24, including the geographical and temporal restrictions, correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable in all respects and necessary to protect the Confidential Information, goodwill and legitimate interests of the Company, the Partnership and their Affiliates, do not interfere with public interest and will not cause you undue hardship, and that any violation will cause substantial injury to the Company, the Partnership and their Affiliates. In the event of any such violation, the Company, the Partnership and each of their Affiliates shall be entitled, in addition to any other remedy (whether at law or equity), to preliminary or permanent injunctive relief. You waive, to the maximum extent permissible by law, any defenses or other objections to such remedies or the enforceability of this Section 24. To the maximum extent permissible by law, if any court having jurisdiction shall find that any part of the restrictions set forth this Section 24 are unreasonable or unenforceable in any respect, it is the intent of the parties that the restrictions (or parts thereof) set forth herein shall not be terminated, but that the restrictions set forth in this Section 2 shall be modified and remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.
(f)    Limitations. In the event any breach of the covenants set forth in this Section 24 comes to the attention of the Company or Partnership, this Award and the Performance Units granted hereunder that have not at such time been settled shall be immediately forfeited to the Company and the Company and Partnership shall take into consideration such breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you. However, nothing in this Agreement will prevent you from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law, (ii) responding to any inquiry or legal process directed to you from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, or (iv) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent you from making a disclosure that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may make disclosures without violating this Section 24 to the attorney of the individual and use such information in the court proceeding.
25.Exceptions to Governing Law, Jurisdiction and Venue. Notwithstanding Sections 15 and 16 above, if the law of the state in which you primarily reside or work during the term of your employment with the Company, the Partnership or any of their Affiliates or on the date on which your employment with the Company, the Partnership or any of their Affiliates terminates (such state, the “Applicable State”) mandates that the law of the Applicable State shall apply to any dispute or part of a dispute between you and the Company, the Partnership or any of their Affiliates arising in connection with any of the obligations and covenants set forth in Section 24 (any such dispute or part of the dispute that is mandatorily subject to the law of the Applicable State, an “Applicable State Dispute”), then such Applicable State Dispute shall be governed by the law of the Applicable State. Further, if the law of the Applicable State mandates that the federal and state courts (as applicable) of the Applicable State shall have jurisdiction and proper venue with respect to any Applicable State Dispute, then such courts shall have jurisdiction and proper venue with respect to such Applicable State Dispute. For the avoidance of doubt, any dispute or parts of a dispute that are not an Applicable State Dispute shall be governed by the terms of Sections 15 and 16.
26.Clawback. This Agreement is subject to any written clawback policies that the Company or the Partnership, with the approval of the Board or the Committee, may adopt to the extent allowed by applicable law. Any such policy may subject your Award and amounts paid or realized with respect to the Award under this Agreement to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s or Partnership’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted by the Company or Partnership, including any policy to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company or the Partnership determines should apply to this Agreement.
27.Compliance with Section 409A. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith. Termination or separation from employment, separation from service and similar terms used in this Agreement shall mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). Each payment under this Agreement is considered a separate payment for purposes of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” under Section 409A of the Code at the time of separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If you die during the postponement period prior to the payment of postponed amount, the accumulated postponed amount shall be paid to the personal representative of your estate within 60 days after the date of your death.
28.Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
29.Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
30.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
31.The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

HOLLY LOGISTIC SERVICES, L.L.C.

______________________________
Michael C. Jennings
Chief Executive Officer and President

Appendix A
Defined Terms
For purposes of the Agreement, the following terms shall have the meanings assigned below:

“Adverse Change” means, without your express written consent, (i) a change in your principal office to a location more than 25 miles from your work address as of the Date of Grant, (ii) a material increase (without adequate consideration), a material reduction in duties of the type previously performed by you, (iii) a material reduction in your base compensation (other than bonuses and other discretionary items of compensation) that does not apply generally to employees of the Company or its successor, or (iv) or a substantial increase in travel requirements of employment. You must provide notice to the Company of the event alleged to constitute an Adverse Change within ninety (90) days of the occurrence of such event and the Company shall be given the opportunity to remedy the alleged Adverse Change and/or to contest your assertion that an Adverse Change event has occurred within thirty (30) days from receipt of such notice.

“Affiliate” has the meaning provided in Rule 12b-2 under the Exchange Act.

“Beneficial Owner” has the meaning provided in Rule 13d-3 under the Exchange Act.

“Business” means the business and operations that are the same or similar to those performed by the Company, the Partnership or any of their Affiliates for which you provide services or about which you obtain Confidential Information during the term of your employment with the Company, the Partnership or any of their Affiliates, which business and operations include the manufacture, storage, distribution, transportation, refining, and/or sale of crude oil and products such as gasoline, diesel fuel, jet fuel, renewable diesel, specialty lubricant products, specialty chemicals, and specialty and modified asphalt.

“Business Opportunity” means any commercial, investment or other business opportunity relating to the Business.
“Cause” means (i) an act or acts of dishonesty on your part constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company, the Partnership or any of their Affiliates; (ii) gross or willful and wanton negligence in the performance of the material and substantial duties of your employment with the Company, the Partnership or any of their Affiliates; or (iii) conviction of a felony involving moral turpitude. The existence of Cause shall be determined by the Committee, in its sole and absolute discretion.
“Change in Control” means, notwithstanding the definition of such term in the Plan:
(i)    Any Person, other than DINO or any of its wholly-owned subsidiaries, the General Partner, the Partnership, the Company, or any of their subsidiaries, a trustee or other fiduciary holding securities under an employee benefit plan of DINO, the Partnership, the Company or any of their Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or any entity owned, directly or indirectly, by the holders of the voting securities of DINO, the Company, the General Partner or the Partnership in substantially the same proportions as their ownership in DINO, the Company, the General Partner or the Partnership, respectively, is or becomes the Beneficial Owner, directly or indirectly, of securities of DINO, the Company, the General Partner or the Partnership (not including in the securities beneficially owned by such Person any securities acquired directly from DINO, the General Partner, the Partnership, the Company or their Affiliates) representing more than 40% of the combined voting power of DINO’s, the Company’s, the General Partner’s or the

Partnership’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (iii)(A) below.
(ii)    The individuals who as of the Date of Grant constitute the DINO Board and any New Director cease for any reason to constitute a majority of the DINO Board.
(iii)    There is consummated a merger or consolidation of DINO, the Company, the General Partner or the Partnership with any other entity, except if:
(A)    the merger or consolidation results in the voting securities of DINO, the Company, the General Partner or the Partnership outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of DINO, the Company, the General Partner or the Partnership, as applicable, or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(B)    the merger or consolidation is effected to implement a recapitalization of DINO, the Company, the General Partner or the Partnership (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly, or indirectly, of securities of DINO, the Company, the General Partner or the Partnership, as applicable, (not including in the securities beneficially owned by such Person any securities acquired directly from DINO, the Company, the General Partner or the Partnership or their Affiliates other than in connection with the acquisition by DINO, the Company, the General Partner or the Partnership or its Affiliates of a business) representing more than 40% of the combined voting power of DINO’s, the Company’s, the General Partner’s or the Partnership’s, as applicable, then outstanding securities.
(iv)    The holders of the voting securities of DINO, the Company, the General Partner or the Partnership approve a plan of complete liquidation or dissolution of DINO, the Company, the General Partner or the Partnership or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by holders of the voting securities of DINO, the Company, the General Partner or the Partnership of all or substantially all of DINO’s, the Company’s, the General Partner’s or the Partnership’s assets, as applicable, to an entity at least 60% of the combined voting power of the voting securities of which is owned by the direct and indirect holders of the voting securities of DINO, the Company, the General Partner or the Partnership in substantially the same proportions as their ownership of the voting securities of DINO, the Company, the General Partner or the Partnership, as applicable, immediately prior to such sale.
“DINO” means HF Sinclair Corporation.

“DINO Board” means Board of Directors of DINO.

“EBITDA” is defined as the Partnership’s earnings before interest, taxes, depreciation and amortization of for each 12 month period during the Performance Period.

“EBITDA Performance Percentage” means the percentage set forth in the table below determined in accordance with the Partnership’s actual aggregate EBITDA achievement during the Performance Period compared with aggregate Target EBITDA during the Performance Period:

EBITDA Achievement Relative to Target EBITDA	EBITDA Performance Percentage
Target EBITDA plus 2.5%	Maximum (200% of Target)
< Target EBITDA plus 2.5% but better than Target EBITDA	Interpolate between 100% and 200%
Target EBITDA	Target (100%)
<Target EBITDA but better than Target EBITDA minus 5%	Interpolate between 50% and 100%
Target EBITDA minus 5%	50% of Target (Minimum)
< Target EBITDA minus 5%	Zero

Notwithstanding the table above, the Committee retains the ability to adjust the EBITDA Performance Percentage in its discretion regardless of the Partnership’s actual EBITDA or the Target EBITDA established with respect to any, or each, Oct. 1-Sept. 30 period within the Performance Period.

“General Partner” means HEP Logistics Holdings, L.P.

“Market Area” means: (i) during the period in which you are employed by the Company, the Partnership or any of their Affiliates, the geographic areas within a 100-mile radius of any location where the Company, the Partnership or any of their Affiliates has an office or has engaged in the Business within the preceding 24 months, and (ii) during the portion of the Prohibited Period that continues following the date on which you are no longer employed by the Company, the Partnership or any of their Affiliates, the geographic areas within a 100 mile radius of any location where, as of the date on which you ceased to be employed by the Company, the Partnership or any of their Affiliates or at any time during the preceding 24 month period, the Company, the Partnership or any of their Affiliates had an office or engaged in the Business.
“New Director” means an individual whose election by the DINO Board, or nomination for election by the holders of the voting securities of DINO, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the Date of Grant or whose election or nomination for election was previously so approved or recommended. However, “New Director” shall not include a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of DINO.

“Peer Group” means Archrock, Inc., Crestwood Equity Partners LP, Delek Logistics Partners, LP, Enlink Midstream, LLC, Hess Midstream LP, MPLX LP, NuStar Energy L.P., PBF Logistics LP, Shell Midstream Partners, L.P., and Summit Midstream Partners, LP. If a member of the Peer Group ceases to be a public company during the Performance Period (whether by merger, consolidation, liquidation or otherwise) or it fails to file financial statements with the SEC in a timely manner, it shall be treated as if it had not been a Peer Group member for the entire Performance Period.

“Performance Unit Payout Percentage” means the percentile obtained by dividing the sum of (i) the EBITDA Performance Percentage and (ii) the TUR Performance Percentage, by two.
“Person” has the meaning given in Section 3(a)(9) of the Exchange Act as modified and used in Sections 13(d) and 14(d) of the Exchange Act.

“Retirement” means your termination of employment other than for Cause on or after the date on which you: (i) have achieved ten years of continuous service with the Company, the Partnership or any of their Affiliates, and (ii) are age sixty (60).

“Special Involuntary Termination” means within 60 days prior to, or at any time after, a Change in Control, either: (i) a termination by the Company of your employment with the Company or executive services to the Partnership and the Company (including subsidiaries of the Company), for any reason other than Cause that results in you no longer being employed by the Company, the Partnership or any of their subsidiaries, or (ii) a resignation by you from employment or service with the Company (including subsidiaries of the Company) that results in you no longer being employed by the Company, the Partnership or any of their subsidiaries within 90 days after an Adverse Change in the terms of your employment.
“Target EBITDA” means the sum of the EBITDA targets established by the Committee for each Oct. 1-Sept. 30 period during the Performance Period. The target EBITDA will be communicated to you within the fourth quarter of each calendar year within the Performance Period.
“Total Unitholder Return” or TUR, means (i) the sum of (A) unit price appreciation (calculated as the closing price of the Units for the last business day of the Performance Period less the closing price of the Units for the first business day of the Performance Period), plus (B) cumulative distributions during the Performance Period, plus (C) any additional value or compensation received by unitholders such as units received from spinoffs, divided by (ii) the closing price of the Units on the first business day of the Performance Period, adjusted to take into account any unit splits, changes in capitalization or other similar events. Such determinations and adjustments shall be made by the Committee in its discretion.
“TUR Performance Percentage” means the percentage set forth in the table below determined in accordance with the percentile ranking of the Total Unitholder Return of the Partnership compared to the TUR of each entity in the Peer Group achieved during the Performance Period:

Ranking of the Partnership within Peer Group	TUR Performance Percentage
90th percentile or better	Maximum (200% of Target)
<90th percentile but better than 50th percentile	Interpolate between 100% and 200%
50th percentile	Target (100%)
<50th percentile but better than 25th percentile	Interpolate between 25% and 100%
25th percentile	25% of Target (Minimum)
<25th percentile	Zero